VARIABLE LIFE INSURANCE POLICY


   THE INSURED       RICHARD ROE        JAN 0l, 1979       REGISTER DATE

       INITIAL
   FACE AMOUNT       $100,000               SPECIMEN       POLICY NUMBER


               EQUITABLE VARIBLE LIFE INSURANCE COMPANY (EVLICO)

       HOME OFFICE: 1285 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK 10019
            ADMINISTRATIVE OFFICE: HUNTINGTON STATION, NEW YORK 11746

EVLICO agrees, subject to the provisions of this policy, to pay a Death Benefit (determined in accordance with the Death Benefit provision on page seven) to the beneficiary upon receipt of due proof of the death of the Insured and the surrender of this policy.

As shown on page three, the face amount increases at the beginning of each policy year from the second to the fifteenth and is constant thereafter at 150% of the initial face amount.

PROVIDED PREMIUMS ARE DULY PAID, DURING THE FIRST POLICY YEAR THE DEATH BENEFIT WILL EQUAL THE INITIAL FACE AMOUNT AND THEREAFTER MAY INCREASE OR DECREASE ON EACH ANNIVERSARY OF THE REGISTER DATE, DEPENDING ON THE INVESTMENT EXPERIENCE OF SEPARATE ACCOUNT I, BUT SHALL NEVER BE LESS THAN THE FACE AMOUNT FOR THE POLICY YEAR IN WHICH DEATH OCCURS.

AS PROVIDED IN THE CASH VALUE PROVISION ON PAGE EIGHT, THE CASH VALUE UNDER THIS POLICY WILL VARY FROM DAY TO DAY AND MAY INCREASE OR DECREASE DEPENDING ON THE INVESTMENT EXPERIENCE OF SEPARATE ACCOUNT I.

Premiums as shown on page three are fixed as to amount and will not vary with the investment experience of Separate Account I.

NOTICE OF RIGHT TO EXAMINE POLICY. The Owner may examine this policy and at any time within 10 days after receipt of this policy, or within 45 days of completion of Part 1 of the Application, whichever is later, may return it with a written request for cancellation to the Administrative Office and obtain a full refund of the premium paid.

The provisions on the following pages are part of this contract.

                                                          PRESIDENT

                                                          SECRETARY

                                                          ASSISTANT REGISTRAR

                        WHOLE LIFE -- INCREASING FACE AMOUNT. Variable Insurance Payable In Event of Death. Guaranteed Minimum Death Benefit If Premiums Duly Paid. Face Amount Increases Annually to 150% of Initial Face Amount. Fixed Premiums Payable For Life. Non-Participating. Investment Experience Reflected in Benefits.



No. 79-02

                                    Page Two
                                    --------

                           GUIDE TO POLICY PROVISIONS
                                                            PAGE
Owner...................................................     2
Assignments.............................................     2
Beneficiary.............................................     2
Premiums................................................     5
Grace...................................................     5
Loans...................................................     5
Reinstatement...........................................     5
Separate Account I......................................     6
Separate Account Index..................................     6
Actual and Base Net Rates of Return.....................     7
Death Benefit...........................................     7
Variable Adjustment Amount..............................     7
Cash Value..............................................     8
Options on Lapse........................................     8
Exchange of Policy......................................    8-9
General Provisions......................................     9
Optional Modes of Settlement............................   10-11



                                      OWNER

The Owner is the Insured unless otherwise specified in the application or endorsed on this policy by EVLICO. While the Insured is living, the Owner may exercise all rights and take any other action agreed to by EVLICO in connection with this policy (including changing the ownership). Exercise of the rights of ownership shall not require the concurrence of any person whose interest at the time of such exercise is that of a contingent or successor owner, or of any other person referred to in this policy.

                                   ASSIGNMENTS

EVLICO assumes no responsibility for the validity of any assignment.

No assignment of this policy will bind EVLICO or be deemed to be in force as to EVLICO unless in writing and until filed at EVLICO's Administrative Office.

The Owner may assign this policy and all rights hereunder except the right to change the beneficiary and the right to make an election under the Optional Modes of Settlement provision.

If an assignment of this policy as collateral security is on file with EVLICO, the Owner may change the beneficiary or make an election under the Optional
Modes of Settlement provision, but the rights of the beneficiary shall be subordinate to those of the assignee.

So long as an assignment remains in force, the rights of the Owner and of any other person referred to in this policy shall be subordinate to those of the assignee but shall not otherwise be affected by the assignment.

EVLICO may pay to an assignee, in a single sum, any amount claimed by the assignee to be payable under the terms of the assignment. Any amount payable which is not claimed by the assignee shall be payable in accordance with the terms of the policy to the person or persons who would have been entitled to the amount then payable had there been no assignment outstanding.

                                   BENEFICIARY

The beneficiary is as designated in the application unless changed. The Owner may change the beneficiary from time to time during the lifetime of the Insured, by written notice in a form satisfactory to EVLICO. The change will, upon recording at EVLICO's Administrative Office, take effect as of the time the written notice was signed, whether or not the Insured is living at the time of recording, but without further liability as to any payment or other settlement made by EVLICO before recording the change.

Unless otherwise specified in the designation, if two or more persons are designated as beneficiary, the beneficiary will be the designated person or persons who survive the Insured, and if more than one survive, they will share equally.

Any proceeds for which there is no designated beneficiary surviving at the death of the Insured will be payable in a single sum to the children of the Insured who survive the Insured, in equal shares, or should none survive, then to the Insured's executors or administrators.

No. 79-02
                                    --------
                                    Page Two

                            DATE OF ISSUE JAN 01, 1979


 THE INSURED     RICHARD ROE               JAN 01, 1979        REGISTER DATE

     INITIAL
 FACE AMOUNT     $100,000                      SPECIMEN        POLICY NUMBER

 BENEFICIARY     MARGARET H ROE, WIFE               35M        ISSUE AGE & SEX

************************** BENEFITS AND PREMIUMS TABLE *************************

BENEFITS                                   ANNUAL PREMIUM      PREMIUM PERIOD
LIFE INSURANCE - VARIABLE                     $2,320.00           FOR LIFE



THE FIRST PREMIUM IS $2,320.00 AND IS DUE ON OR BEFORE DELIVERY OF THE POLICY SUBSEQUENT PREMIUMS ARE DUE ON JAN 01, 1980 AND EVERY 12 MONTHS THEREAFTER DURING THE PREMIUM PERIOD IN ACCORDANCE WITH THE ABOVE PREMIUM TABLE.


**************************** TABLE OF FACE AMOUNTS *****************************


POLICY YEAR         FACE AMOUNT                POLICY YEAR            FACE AMOUNT           POLICY YEAR               FACE AMOUNT

      1                $100,000                     6                  $115,900                    11                   $134,400
      2                $103,000                     7                  $119,400                    12                   $138,400
      3                $106,100                     8                  $123,000                    13                   $142,600
      4                $109,300                     9                  $126,700                    14                   $146,900
      5                $112,600                    10                  $130,500               15 AND OVER               $150,000


************************ TABLE OF NET ANNUAL PREMIUMS **************************

                  BEGINNING OF                        NET ANNUAL
                   POLICY YEAR                         PREMIUM

                        1                             $1,259.00
                      2 - 4                            2,045.00
                   5 AND LATER                         2,145.00



V2-03                          PAGE THREE

THE INSURED      RICHARD ROE             JAN 01, 1979          REGISTER DATE

    INITIAL
FACE AMOUNT      $100,000                    SPECIMEN          POLICY NUMBER

 ISSUE DATE      JAN 01, 1979                     35M          ISSUE AGE & SEX



**************************** TABULAR CASH VALUES *******************************

     THE CASH VALUE OF THIS POLICY MAY BE GREATER OR LESS THAN AMOUNTS SHOWN
                     SEE PAGE EIGHT FOR CASH VALUE PROVISION

                      INTERIM TABULAR CASH VALUES IN FIRST POLICY YEAR

                  INTERIM                          INTERIM                          INTERIM
  END OF          TABULAR          END OF          TABULAR          END OF          TABULAR
  POLICY           CASH            POLICY            CASH           POLICY            CASH
  MONTH           VALUES           MONTH            VALUES          MONTH            VALUES

    1             $  0               5               $146              9              $ 668
    2                0               6                275             10                801
    3                0               7                407             11                929
    4               14               8                540             12               1062

                         TABULAR CASH VALUES AT ENDS OF POLICY YEARS*

END OF           TABULAR           END OF           TABULAR           END OF           TABULAR
POLICY            CASH             POLICY             CASH            POLICY             CASH
 YEAR            VALUES             YEAR             VALUES            YEAR             VALUES

  1             $ 1,062               9            $18,221               17            $38,251
  2               2,959              10             20,622               18             40,884
  3               4,912              11             23,062               19             43,546
  4               6,917              12             25,534               20             46,235
  5               9,077              13             28,033             AGE 60           59,960
  6              11,290              14             30,548             AGE 62           65,499
  7              13,552              15             33,081             AGE 65           73,755
  8              15,864              16             35,650             AGE 70           86,944

* VALUES NOT SHOWN WILL BE FURNISHED ON REQUEST.


V2-03A                               PAGE THREE-A

                                  Page Three-B
                                  ------------






                                                 TABLE OF NET SINGLE PREMIUMS (MALE)

                               For $1.00 of Variable Adjustment Amount or Paid-Up Whole Life Insurance

Values shown are applicable on policy  anniversaries.  The net single premium as of a date during a policy year shall be determined by interpolation  between the values  applicable  on  the  immediately  preceding  and  immediately  following anniversaries.

        Age of                   Age of                  Age of                   Age of                  Age of
        Insured       Net       Insured       Net       Insured        Net       Insured       Net       Insured       Net
       (Nearest      Single    (Nearest      Single    (Nearest      Single     (Nearest      Single    (Nearest      Single
       Birthday)    Premium    Birthday)    Premium    Birthday)     Premium    Birthday)    Premium    Birthday)    Premium
       ---------    -------    ---------    -------    ---------     -------    ---------    -------    ---------    -------

           1        $.09647        21       $.17350        41       $.32865         61       $.57583        81      $ .81560
           2         .09871        22        .17890        42        .33918         62        .58929        82        .82496
           3         .10126        23        .18450        43        .34995         63        .60272        83        .83394
           4         .10397        24        .19031        44        .36096         64        .61610        84        .84259
           5         .10685        25        .19635        45        .37222         65        .62940        85        .85096

           6         .10990        26        .20263        46        .38370         66        .64260        86        .85909
           7         .11312        27        .20915        47        .39541         67        .65565        87        .86704
           8         .11650        28        .21591        48        .40733         68        .66851        88        .87488
           9         .12005        29        .22293        49        .41945         69        .68114        89        .88268
          10         .12377        30        .23021        50        .43176         70        .69350        90        .89050

          11         .12764        31        .23775        51        .44424         71        .70559        91        .89841
          12         .13166        32        .24556        52        .45688         72        .71744        92        .90648
          13         .13581        33        .25366        53        .46968         73        .72908        93        .91479
          14         .14008        34        .26205        54        .48261         74        .74057        94        .92350
          15         .14447        35        .27073        55        .49568         75        .75194        95        .93291

          16         .14897        36        .27970        56        .50886         76        .76319        96        .94339
          17         .15360        37        .28896        57        .52214         77        .77427        97        .95520
          18         .15835        38        .29850        58        .53550         78        .78512        98        .96810
          19         .16323        39        .30830        59        .54892         79        .79566        99        .98063
          20         .16828        40        .31835        60        .56237         80        .80583       100       1.00000


                                  ------------
V2-03B(M)                         Page Three-B

                                   Page Four
                                   ---------

























































                                   ---------
                                   Page Four

                                    Page Five
                                    ---------


                                    PREMIUMS

Premiums are payable for the premium period indicated on page three but no premium will fall due after the death of the Insured. The premium period is measured from the Register Date. If the end of the premium period is indicated by an age it extends to the policy anniversary nearest the birthday on which the Insured attains that age.

Premiums are payable on or before their due dates at the Administrative Office or to an EVLICO premium collection office. A receipt, signed by a Vice President, the Secretary or the Treasurer, will be furnished upon request.

Premiums are as shown on page three except that by written request premiums may be made payable at a different frequency allowed by EVLICO at its applicable rates. If the request is applicable to the first premium, it must be made on or before the payment of that premium and delivery of this policy. Requests made after the first premium has been paid are subject to the approval of EVLICO. A premium not paid on or before its due date will be in default, and its due date will be the date of default. Upon default this policy will lapse and the insurance will cease as of the date of default, except as stated in the Grace and Options on Lapse provisions.

The proceeds payablee upon the death of the Insured while this policy is in force on a premium paying basis will be increased by the portion of the last premium due and paid which is applicable to any part of the then current premium interval extending after the end of the policy month in which death occurs.

                                      GRACE

A grace period of 31 days will be granted for the payment of each premium after the first. The insurance will continue in force during the grace period but if the Insured dies during the grace period of a premium then due and unpaid, the portion of the premium due which is applicable to the period from the premium due date to the end of the policy month in which death occurs will be deducted from the proceeds. If a premium is paid during the grace period, then all benefits thereafter under the policy shall be the same as if such premium were paid on its due date.

                                      LOANS

While this policy has a loan value, the Owner may obtain a loan from EVLICO upon assignment of the policy as sole security, if no premium is in default beyond the grace period or if this policy is being continued under Option (a) of the Options on Lapse provision. "Indebtedness" as used in this policy means a loan by EVLICO on the sole security of this policy together with accrued interest.

The loan may not exceed the loan value, and EVLICO will deduct from the loan proceeds an amount necessary to repay any outstanding indebtedness. The loan value of this policy, if no premium is in default beyond the grace period, is an amount equal to 75% of the cash value determined in accordance with the Cash Value provision on page eight. The loan value, if the policy is continued under Option (a) of the Options on Lapse provision, is the amount which, accumulated with interest to the next policy anniversary, equals the cash value as of such anniversary determined in accordance with the Cash Value provision. Extended term insurance under Option (b) of the Options on Lapse provision has no loan value.

A loan will have a permanent effect on the Variable Adjustment Amount, Death Benefit and cash value under this policy whether or not the indebtedness created thereby is repaid in whole or in part.

The following will apply:

  1. Except when used to pay premiums, a loan will not be permitted unless it is at least $100 more than the existing indebtedness.

  2. Interest on a loan will accrue daily at the effective rate of 5% per year, will become part of the indebtedness as it accrues and will be compounded on policy anniversaries.

  3. Whenever the indebtedness under this policy exceeds the cash value, EVLICO will mail to the Owner and any assignee of record at their last known addresses a notice that the policy will terminate if the excess indebtedness is not repaid within 31 days after the date of mailing of such notice.

  4. Any indebtedness may be repaid, in whole or in part, while the Insured is living and the policy is in force, except that if the policy is being continued under one of the options on lapse, any indebtedness which was deducted in determining the benefit on lapse may not be repaid unless the policy is reinstated.

Indebtedness will be deducted in a single sum in any settlement.

                                  REINSTATEMENT

If premiums are in default and if this policy has not been terminated by payment of its cash value, it may be reinstated within five years from the date of default upon production of evidence of insurability satisfactory to EVLICO and the payment of the larger of (a) all overdue premiums with interest at 6% compounded annually and (b) 110% of the difference between (i) and (ii), where
(i) is the excess of the cash value immediately following reinstatement over the cash value immediately preceding reinstatement, and (ii) is any indebtedness in effect at the date any option on lapse became effective, with interest at 5% compounded annually to the date of reinstatement.

Upon reinstatement this policy will have the same benefit base and the same Variable Adjustment Amount (as these are determined in the Variable Adjustment Amount provision on page seven) as if default had not occurred. Also upon reinstatement this policy will have indebtedness equal to the sum of (i) and
(ii), where (i) is any indebtedness in effect at the date any option on lapse became effective, with interest at 5% compounded annually to the date of reinstatement, and (ii) is any indebtedness arising subsequent to the date any option on lapse became effective, with interest at 5% compounded annually to the date of reinstatement.

                                    ---------
V2-05                               Page Five

                                    Page Six
                                    --------

                               SEPARATE ACCOUNT I

Separate Account I is an account established and maintained by EVLICO pursuant to the laws of the State of New York under which income, gains and losses, whether or not realized, from assets allocated to such account, are credited to or charged against such account without regard to other income, gains, or losses of EVLICO. Assets will be allocated to Separate Account I to support the operation of this policy and certain other variable life insurance policies. Assets may also be allocated to Separate Account I for other purposes, but not to support the operation of any contracts or policies other than variable life insurance.

It is contemplated that investments in Separate Account I will, at most times, consist primarily of common stocks and other equity-type investments. However, EVLICO may, in its discretion, invest the assets of Separate Account I in any investments permitted by applicable law. EVLICO may rely conclusively on the opinion of counsel (including attorneys in its employ) as to what investments it is permitted by law to make.

In lieu of making such investments directly, to the extent permitted by applicable laws and regulations EVLICO reserves the right to operate Separate Account I as a unit investment trust, or other form, investing all or part of its assets in shares or units of a fund, the investment adviser of which would be EVLICO, an affiliate, or The Equitable Life Assurance Society of the United States. The assets of such a fund would be invested as provided herein with respect to Separate Account I.

The assets of Separate Account I are the property of EVLICO. However, the portion of the assets of Separate Account I equal to the reserves and other policy liabilities with respect to Separate Account I will not be chargeable with liabilities arising out of any other business EVLICO may conduct. EVLICO reserves the right to transfer assets of Separate Account I in excess of such reserves and policy liabilities to the general account of EVLICO.

The assets of Separate Account I shall be valued on each business day.

EVLICO reserves the right to withdraw from Separate Account I and allocate to another separate account assets determined by EVLICO to be associated with the class of policies to which this policy belongs. In any such event, to the extent practicable and permissible under applicable laws and regulations, the withdrawal shall be made by withdrawing the same percentage of each investment in Separate Account I, with appropriate adjustments to avoid odd lots and fractions. On and after the date of such withdrawal the term "Separate Account I" in this policy shall mean such other separate account to which the withdrawn assets were allocated.

EVLICO reserves the right to the extent permitted by applicable laws and regulations (including any order of the Securities and Exchange Commission):

(a) to cause the registration or deregistration of Separate Account I under the Investment Company Act of 1940;

(b) to operate Separate Account I under the general supervision of a Committee any or all of the members of which may, but need not, be interested persons of EVLICO, an affiliate, or The Equitable Life Assurance Society of the United States, or to discharge such Committee at any time; or

(c) to eliminate or restrict any voting rights of policyholders or other persons having such voting rights in respect of Separate Account I.

CHANGES IN INVESTMENT ADVISER OR INVESTMENT POLICY OF SEPARATE ACCOUNT I. Unless otherwise required by applicable law, the investment adviser or any investment policy of Separate Account I may not be changed without the consent of EVLICO. If required by applicable laws and regulations, the investment policy of Separate Account I will not be changed unless approved by the Superintendent of Insurance of the State of New York or deemed approved in accordance with such laws and regulations. If so required, the process for obtaining such approval will be filed with the insurance supervisory official of the state in which this policy is delivered.

                             SEPARATE ACCOUNT INDEX

The Separate Account Index for the valuation period which included the first day on which there were assets in Separate Account I was 100. The Separate Account Index for each subsequent valuation period is the Separate Account Index for the immediately preceding valuation period multiplied by the Net Investment Factor for such subsequent valuation period. The Separate Account Index for a valuation period applies to each day in that period.

VALUATION PERIOD. Each business day together with any non-business day or consecutive non-business days immediately preceding such business day will constitute a valuation period.

A business day is any day on which the New York Stock Exchange is open for trading.

NET INVESTMENT FACTOR. The Net Investment Factor for a valuation period is (a) divided by (b), minus (c), where

(a) is (1) the value of the assets in Separate Account I at the close of business of the preceding valuation period, plus (2) the investment income and the capital gains, realized or unrealized, credited to the assets of Separate Account I in the valuation period for which the Net Investment Factor is being determined, minus (3) the capital losses, realized or unrealized, charged against such assets in such valuation period, minus (4) any amount charged against Separate Account I in such valuation period for taxes or for amounts set aside by EVLICO as a reserve for taxes attributable to the maintenance or operation of Separate Account I;

(b) is the value of the assets in Separate Account I at the close of business of the preceding valuation period; and

(c) is a charge not exceeding .00002063 for each day in the valuation period, corresponding to the sum of (i) a charge not exceeding .25% per year for investment management expense, and (ii) a charge not exceeding .50% per year for mortality and expense risks and other contingencies.

The value of the assets in Separate Account I shall be taken at their fair market value or, where there is no readily available market, their fair value determined in accordance with accepted accounting practices and applicable laws and regulations.

                                      --------
V2-06                                 Page Six

                                   Page Seven
                                   ----------

                       ACTUAL AND BASE NET RATES OF RETURN

ACTUAL NET RATE OF RETURN. The Actual Net Rate of Return for a policy year is equal to the change in the Separate Account Index from the first day of such policy year to the first day of the next policy year, divided by the Separate Account Index for the first day of such policy year. The Actual Net Rate of Return for a policy year is negative if the Separate Account Index decreased over the year. The Actual Net Rate of Return for a period less than a year is determined on a corresponding basis.

BASE NET RATE OF RETURN. The Base Net Rate of Return for this policy is .04 (4%) per year. (For a period less than a year, it is a pro-rata part of the annual rate.) Provided premiums are duly paid, if the Actual Net Rate of Return for each policy year equals the Base Net Rate of Return, the Death Benefit in each policy year will equal the face amount for that policy year and the cash value at the end of each policy year will equal the tabular cash value as shown on page three-A.

   "The difference between the Actual and Base Net Rates of Return" as used in this policy is positive if the Actual Net Rate of Return is greater than the Base Net Rate of Return, and is negative if the Actual Net Rate of Return is less than the Base Net Rate of Return.

                                  DEATH BENEFIT

A. PROVIDED PREMIUMS ARE DULY PAID, the Death Benefit shall equal the face amount plus the Variable Adjustment Amount for the policy year in which death occurs; except that if the Variable Adjustment Amount is negative, the Death Benefit shall equal the face amount. In no event, however, will the net insurance benefit as of the date of death be less than the net cash value on such date divided by the net single premium on such date for $1.00 of paid up whole life insurance. For this purpose, the "net insurance benefit" will equal the Death Benefit otherwise determined, decreased by any indebtedness and increased by any pro-rata portion of premiums returned on death, all determined as of the date of death.

B. UPON DEFAULT IN PAYMENT OF A PREMIUM, the Death Benefit shall be as provided in the Grace and Options on Lapse provisions.

                           VARIABLE ADJUSTMENT AMOUNT

Provided premiums are duly paid, EVLICO will determine on each policy anniversary the Variable Adjustment Amount for the policy year beginning on that policy anniversary to take into account the investment experience of Separate Account I for the preceding policy year. The Variable Adjustment Amount is zero during the first policy year, and thereafter it may be positive or neqative. As long as premiums are duly paid, the Variable Adjustment Amount remains at a constant amount during a policy year. The Variable Adjustment Amount during the policy year will equal the sum of the VAA Change Amount determined on the policy anniversary at the beginning of such policy year and the Variable Adjustment Amount for the preceding policy year.

A. IF DURING THE PRECEDING POLICY YEAR NO LOAN HAS BEEN MADE OR INDEBTEDNESS REPAID, then the VAA Change Amount on a policy anniversary will be positive or negative depending on whether the Actual Net Rate of Return for the preceding policy year is greater or less than the Base Net Rate of Return, and will equal the product of (a) and (b), divided by (c), where

     (a)  is the difference between such Actual and Base Net Rates of Return;

     (b)  is the benefit base defined below; and

     (c) is the net single premium on the current policy anniversary for $1.00 of Variable Adjustment Amount.

     In determining the VAA Change Amount on the first policy anniversary the benefit base will be the net annual premium applicable at the beginning of the first policy year. In determining the VAA Change Amount on a policy anniversary after the first the benefit base will be the sum of (a) the tabular cash value on the previous policy anniversary, (b) the net single premium for the Variable Adjustment Amount on the previous anniversary, and
     (c) the net annual premium for such previous policy anniversary, less the indebtedness, if any, as of such previous policy anniversary.

     The net annual premium is determined from the table on page three and the tabular cash value from the table on page three-A. The net single premium for the Variable Adjustment Amount is determined from the table on page three-B. If the Variable Adjustment Amount is negative, the net single premium for it is negative.

B. IF DURING THE PRECEDING POLICY YEAR A LOAN HAS BEEN MADE OR INDEBTEDNESS REPAID, then the VAA Change Amount on a policy anniversary will equal the VAA Change Amount as calculated in Section A above, plus the Repayment Adjustment Amounts on such policy anniversary, if any, less the Loan
     Adjustment Amounts on such policy anniversary, if any. The Repayment Adjustment Amount and Loan Adjustment Amount are defined as follows:

     (i) For each such repayment, the Repayment Adjustment Amount on a policy anniversary will equal the product of (a) and (b), divided by (c), where

          (a) is the difference between the Actual and Base Net Rates of Return for the period from the date of the repayment to the policy anniversary following such repayment;

          (b)  is the amount of the repayment; and

          (c) is the net single premium on such policy anniversary for $1.00 of Variable Adjustment Amount.

     (ii) For each such loan, the Loan Adjustment Amount on a policy anniversary will equal the product of (a) and (b), divided by (c), where

          (a) is the difference between the Actual and Base Net Rates of Return for the period from the date of the loan to the policy anniversary following such loan;

          (b)  is the amount of the loan; and

          (c) is the net single premium on such policy anniversary for $1.00 of Variable Adjustment Amount.


                                   ----------
V2-07                              Page Seven

                                   Page Eight
                                   ----------

                                   CASH VALUE

The Owner may surrender this policy for its net cash value at any time. The net cash value is the cash value as defined below less any indebtedness, and will be determined as of the date the signed request for surrender is received by EVLICO at its Administrative Office. Surrender will take effect as of the date the policy and request are transmitted to EVLICO. The cash value is defined as follows:

A. If no premium is in default, the cash value on any date DURING THE FIRST POLICY YEAR is equal to the sum of (1) the tabular cash value on such date, and (2) the product of (i) and (ii), where (i) is the difference between the Actual and Base Net Rates of Return for the period from the Register Date to such date and (ii) is the net annual premium applicable at the beginning of the first policy year.

B. If no premium is in default, the cash value on any date AFTER THE FIRST POLICY YEAR is equal to the sum of (1) the tabular cash value on such date and (2) the net single premium on such date for the Variable Adjustment Amount, and (3) if such date is not a policy anniversary, the product of (i) and (ii), where (i) is the difference between the Actual and Base Net Rates of Return for the period from the last policy anniversary to such date and (ii) is the benefit base on the previous policy anniversary (as determined in the Variable Adjustment Amount provision).

C. If a premium is in default, then within three months after the date of default, the cash value is equal to the sum of (1) the cash value as of the date to which premiums have been paid, and (2) the product of (i) and
       (ii), where (i) is the difference between the Actual and Base Net Rates of Return for the period of default and (ii) is the cash value as of the date to which premiums have been paid less the indebtedness, if any, as of the date to which premiums have been paid.

Account will be taken of any loans or repayment of indebtedness in calculating the cash value in paragraphs A., B. and C. above.

D. More than three months after the date of default, if this policy is continued under Option (b) or Option (c) of the Options on Lapse provision, the cash value on any date is equal to the reserve for the policy as of such date, provided that the cash value within 30 days after a policy anniversary will not be less than on that anniversary.

TABULAR CASH VALUE DURING FIRST POLICY YEAR. The tabular cash value during the first policy year will be determined by EVLICO based on the first year interim tabular cash value, with allowance for the time elapsed and for any portion of the year for which premiums due have been paid. First year interim tabular cash values are determined in accordance with the table on page three-A which shows values at the ends of policy months assuming premiums have been duly paid to the end of such policy months.

TABULAR CASH VALUE AFTER THE FIRST POLICY YEAR. The tabular cash value after the first policy year is determined in accordance with the table on page three-A which shows values applicable at the ends of policy years, provided premiums are duly paid. Values not shown will be furnished on request. Where an age is shown, the values are those applicable at the end of the policy year nearest the birthday on which the Insured attains such age. The tabular cash value during a policy year will be determined by EVLICO with allowance for the time elapsed and for any portion of the year for which premiums due have been paid.

                                OPTIONS ON LAPSE

Upon default in the payment of a premium while this policy has a net cash value, the Owner may elect by written notice to continue insurance on the Insured under one of the following options if he does not elect to surrender the policy for its net cash value.

OPTION (a). REDUCED PAID-UP FIXED BENEFIT LIFE INSURANCE for a fixed amount of insurance equal to the net cash value as of the date the option becomes effective divided by the net single premium on the date of default for $1.00 of paid-up whole life insurance.

OPTION (b). EXTENDED FIXED BENEFIT TERM INSURANCE for a fixed amount of insurance equal to the Death Benefit less any indebtedness as of the date the option becomes effective (determined as if default had not occurred) and for the period from the date of default which the net cash value as of the date the option becomes effective will purchase as a net single premium at the Insured's current age on the date of default. SEE PAGE THREE FOR ANY RESTRICTIONS UNDER THIS POLICY AS TO AVAILABILITY OF OPTION (b).

The following will apply:

    1. The election of an option made within three months after the date of default will become effective on the date written notice is received by EVLICO at its Administrative Office.

    2. If an option has not been elected within three months after the date of default, Option (b) will take effect automatically at the end of such three month period.

    3. Option (a) will replace Option (b) if Option (b) is not available under this policy or if Option (a) provides an equal or greater amount of insurance at the date the option becomes effective.

    4. If the Insured dies after the grace period but within three months from the date of default, and if the policy has not been surrendered for its net cash value, Option (b) will apply notwithstanding any restrictions stated on page three as to the availability of Option (b) under this policy, provided that the net cash value as of the date of death (determined as if death had not occurred) will purchase extended term insurance for a period from the date of default to at least the date of death. In that event, any election of Option (a) will be automatically cancelled.

                               EXCHANGE OF POLICY

Within 18 months after the Date of Issue shown on page three, provided premiums are duly paid, the Owner may exchange this policy, without evidence of insurability, for a policy of permanent fixed benefit life insurance (as described below) on the life of the Insured. The exchange will take effect as of the date this policy and the signed request on EVLICO's form for such


                                   ----------
V2-08                              Page Eight

                                    Page Nine
                                    ---------

exchange are transmitted to EVLICO, or as of the date any amounts required to be paid for such exchange by the Owner are received by EVLICO at its Administrative Office, whichever is later.

The new policy will be the form of policy being offered by The Equitable Assurance Society of the United States (Equitable) on the Date of Issue of this policy, known as the "Executive Policy." The new policy will have a face amount of life insurance equal to the initial face amount of this policy and will have the same Register Date, Date of Issue and Issue Age as shown on page three of this policy. Premiums for the new policy will be based on Equitable's premium rates for such policy in effect at such Register Date for the same classification of risk as under this policy.

The exchange will be subject to a premium or cash value adjustment that takes appropriate account of the premiums and cash values under this policy and under the new policy. A detailed statement of the method of computing such an adjustment has been filed with the insurance supervisory official of the state in which this policy is delivered.

Any indebtedness under this policy must be repaid on the date of the exchange.

Any additional benefit provisions included under this policy will be included with the new policy only to the extent that such provisions were being offered with the new policy on the Date of Issue.

                               GENERAL PROVISIONS

THE CONTRACT. This insurance is granted in consideration of payment of the required premiums. This policy and the application (a copy of which is attached at issue) constitute the entire contract. The rights conferred by this policy are in addition to those provided by applicable Federal and State laws and regulations.

All statements made in the application shall be deemed representations and not warranties. No statement shall avoid this policy or be used in defense of a claim unless contained in the application.

This policy may not be modified, nor may any of the rights or requirements of EVLICO be waived, except in writing signed by the President, a Vice President, the Secretary or the Treasurer of EVLICO.

All sums payable by EVLICO under this policy are payable at its Administrative Office.

POLICY PERIODS AND ANNIVERSARIES. Policy years, policy months, and policy anniversaries are measured from the Register Date shown on page three. Each policy month begins on the same day in each calendar month as that specified in the Register Date.

AGE AND SEX. If the Insured's age or sex has been misstated, any benefits will be such as the premium paid would have purchased at the correct age and sex.

SUICIDE. In the event of the suicide of the Insured, sane or insane, within two years from the Date of Issue shown on page three, the liability of EVLICO will be limited to the payment to the beneficiary of a single sum equal to the premiums paid less any indebtedness.

INCONTESTABILITY. Except as to any disability provision, this policy will be incontestable, except for non-payment of premiums, after it has been in force during the lifetime of the Insured for two years from the Date of Issue shown on page three.

POLICY CHANGES. The Owner, with the consent of EVLICO, may change this policy to another form, kind or plan of insurance or make any other change permitted by EVLICO.

REPORTS TO OWNER. Except while this policy is continued under the Options on Lapse provision, a statement will be sent to the Owner setting forth the Death Benefit and the cash value as of the first day of such year and, if there is existing indebtedness, the amount of such indebtedness as of the first day of such year and the accrued interest for the previous policy year. Other reports will be furnished to the Owner as required by law.

BASIS OF COMPUTATION. All cash values, reserves and net single premiums referred to in this policy are based on the Commissioners 1958 Standard Ordinary Mortality Table, except that for any extended term insurance they are based on the Commissioners 1958 Extended Term Insurance Table. Continuous functions are used and interest is assumed at a rate of 4% compounded annually. The cash values and paid-up insurance benefits are equal to or greater than those required by the state in which this policy is delivered. A detailed statement of the method of computing values and benefits has been filed with the insurance supervisory official of that state. Tabular cash values at the end of each policy year are equal to reserves, which are not less than reserves determined according to the Commissioners Reserve Valuation Method. Expense and mortality results of EVLICO shall not adversely affect the dollar amount of insurance benefits or cash values.

DETERMINATION AND PAYMENT OF VARIABLE BENEFITS. If no premium is in default more than three months, then, except as provided below, EVLICO will (1) make payment of the cash value within seven days after receipt by EVLICO at its Administrative Office of the policy and a signed request for its surrender: (2) make payment of any loan within seven days after receipt by EVLICO at its Administrative Office of a request for loan: and (3) subject to the provisions of this policy, make payment of the Death Benefit within seven days after receipt by EVLICO at its Administrative Office of this policy, due proof of the death of the Insured, and all other requirements deemed necessary before such payment may be made.

During any period when (i) the sale of securities or the determination of the Separate Account Index is not reasonably practicable because the New York Stock Exchange is closed or conditions are such that, under rules and regulations adopted by the Securities and Exchange Commission, trading is deemed to be restricted or an emergency is deemed to exist, or (ii) the Commission by order permits postponement for the protection of EVLICO policyholders, EVLICO reserves the right:

(a)    to defer determination of cash values and payment of the cash value;

(b)    to defer payment of a loan;

(c) to defer determination of a change in Variable Adjustment Amount and, if such determination has been deferred, to defer payment of any portion of the Death Benefit equal to the Variable Adjustment Amount; and

(d) if payment of all or part of the Death Benefit is deferred, to defer application of the Death Benefit under the Optional Modes of Settlement provision.

DEFERMENT UNDER OPTION (a) OR OPTION (b) OF THE OPTIONS ON LAPSE PROVISION. The payment of the cash value under Option (a) or Option (b) of the Options on Lapse provision and the making of a loan under Option (a) may be deferred by EVLICO for up to six months after the receipt of request. Interest at the rate of 3% per year will be allowed on such cash payment deferred for 30 days or more.

                                    ---------
V2-09                               Page Nine

                                    Page Ten
                                    --------

                          OPTIONAL MODES OF SETTLEMENT
                                  A. ELECTIONS

In lieu of payment in one sum, an election may be made to apply the whole or any part of the proceeds under the following options. An election for the benefit of a payee who is not a natural person or who is acting in a fiduciary capacity, or which includes more than one of the options, may be made only with the approval of EVLICO.

ELECTION AS TO DEATH BENEFIT. During the lifetime of the Insured, the Owner may make an election for the benefit of the beneficiary and may change or revoke a previous election. A change of beneficiary revokes any previous election. An election in effect at the death of the Insured may not be changed or revoked by an election made after the death of the Insured.

If no election is effective at the death of the Insured, the beneficiary may then make an election for his own benefit, or in the case of Option 5, for the benefit of two persons, one of whom must be the beneficiary.

ELECTION AS TO CASH VALUE. Upon surrender of this policy for its net cash value, the Owner may make an election for the benefit of the Owner or the Insured, or in the case of Option 5 for the benefit of two persons, one of whom must be the Owner or the Insured.

                                   B. OPTIONS

1. DEPOSIT OPTION: Left on deposit with EVLICO with interest payable at a rate of 3% per year. The deposit period and withdrawal rights and rights to change to another option will be as approved by EVLICO at the time of election.

2. INSTALMENT OPTION, FIXED PERIOD: Payable in equal instalments for the number of years elected (not more than 30) in an amount determined by the Table of Instalments. Rights of commutation of unpaid instalments (based on interest of 3-1/2% per year compounded annually) will be as approved by EVLICO at the time of election.

3.     LIFE INCOME OPTIONS:

       A. 10 or 20 Years Certain. Payable in instalments for the certain period elected, and continuing thereafter for the remaining lifetime of the person upon whose life the income depends.

       B. Refund Certain. Payable in instalments until the total amount paid equals the proceeds applied under this option and continuing thereafter for the remaining lifetime of the person upon whose life the income depends.

       The amount of each instalment will be determined by EVLICO at the time of payment of the first instalment but will not be less per $1,000 of proceeds than the Minimum Monthly Instalment shown in the Table of Instalments. Instalments shall be without the right of commutation.

4. INSTALMENT OPTION, FIXED AMOUNT: Payable in instalments until the proceeds applied, together with interest on the unpaid balance at the effective rate of 3-1/2% per year, are exhausted. Amounts of instalments and withdrawal rights will be as approved by EVLICO at the time of election.

5. JOINT AND SURVIVOR OPTION, 10 YEARS CERTAIN: Payable in instalments for ten years, and continuing thereafter while either of two persons upon whose lives the income depends is surviving. The amount of each instalment will be determined by EVLICO at the time of payment of the first instalment but will not be less per $1,000 of proceeds than the Minimum Monthly Instalment shown in the Table of Instalments. Instalments shall be without the right of commutation.

                              C. GENERAL PROVISIONS

Interest under Option 1 and instalments under Options 2 and 4 will be paid annually, semi-annually, quarterly or monthly, in accordance with the election. Instalments under Options 3 and 5 will be paid monthly. Deposit years under Option 1 and instalment years under the other options are measured from the date the option becomes operative, and the first instalment under the other options will be due on such date.

Excess interest may be allowed under Options 1, 2 and 4 as determined annually by EVLICO. Any such excess interest will be applied to increase the payments under Option 1, the payment at the end of each instalment year under Option 2, and the unpaid balance at the end of each instalment year under Option 4.

If at the death of any payee there is no designated person living entitled to receive any remaining payments, EVLICO will pay in a single sum to such payee's executors or administrators: (a) any balance left with EVLICO under Option 1 or 4, or (b) the commuted value of any remaining instalments under Option 2 on the basis of compound interest of 3-1/2% per year, or Option 3 or 5 on the basis of compound interest of 3% per year, except that if the amount of instalments under Option 3 or 5 is greater than the amount determined in accordance with the Table of Instalments, the commutation interest rate will be that associated with the more favorable amount.

The payee for whose benefit an option is operative may designate (with the right to change such designation) a person or persons to receive any amount which would otherwise become payable to such payee's executors or administrators.

Any election, change, revocation or designation shall be made, and will take effect, in the same manner as a change of beneficiary.

If Option 3 or 5 is elected, EVLICO will require satisfactory evidence of the age of any person upon whose life the income depends. Instalments under Option 3 or 5 terminate with the last instalment due before the death of the person upon whose life the income depends or the end of the certain period, whichever is later.

EVLICO will require satisfactory evidence of survival whenever a payment depends upon the survival of any person.

If instalments or interest payments to any payee would amount to less than $25 each, EVLICO may change the interval of payment so that the payments will amount to at least $25 each.

If the amount to be applied under an option with respect to a payee is less than $2,000, EVLICO may pay the amount to the payee in a single sum instead of applying it under the option.

No sum payable under any option elected by the Owner for the benefit of a payee other than the Owner may be assigned or encumbered by such payee and, to the extent permitted by law, no such sum shall in any way be subject to any legal process to subject the same to the payment of any claim against such payee.

If a withdrawal or commutation right under an option is exercised, EVLICO may defer payment for up to six months from the receipt of request.

                                   ----------
V2-10                               Page Ten

                                                             Page Eleven
                                                             -----------

                                       TABLE OF INSTALMENTS UNDER OPTIONAL MODES OF SETTLEMENT
                                                     FOR EACH $1,000 OF PROCEEDS

Instalment amounts for Options 3 and 5 are based on age nearest birthday on the due date of the first instalment. Option 5 instal-
ment amounts for ages not shown, or for two males or two females, will be furnished on request.

------------------------------------------------------------------------------------------------------------------------------------
        OPTION 2                                       OPTION 3 -- LIFE INCOME (Minimum Monthly Instalment)
------------------------------------------------------------------------------------------------------------------------------------

 Number                                 10            20                                 10             20
of Years' Monthly   Annual        Years Certain  Years Certain  Refund Certain     Years Certain   Years Certain     Refund Certain
Instal-   Instal-   Instal-       -------------- -------------  --------------     -------------   -------------     --------------
  ments    ment      ment    AGE   Male Female    Male Female    Male Female   AGE  Male Female     Male Female       Male Female
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
    1    $84.70   $1000.00 5 & under $2.86 $2.76  $2.85 $2.76    $2.85  $2.76  45  $4.13  $3.69    $3.99    $3.65   $3.98   $3.62
    2     43.08     508.60    6       2.87  2.77   2.86  2.77     2.86   2.77  46   4.20   3.74     4.05     3.69    4.03    3.67
    3     29.21     344.86    7       2.88  2.78   2.88  2.78     2.87   2.78  47   4.27   3.79     4.10     3.74    4.09    3.72
    4     22.28     263.04    8       2.90  2.79   2.89  2.79     2.88   2.79  48   4.34   3.84     4.15     3.78    4.15    3.77
    5     18.12     213.99    9       2.91  2.81   2.90  2.80     2.90   2.80  49   4.42   3.90     4.21     3.84    4.22    3.82

    6     15.36     181.32   10       2.92  2.82   2.92  2.81     2.91   2.81  50   4.50   3.96     4.27     3.89    4.28    3.87
    7     13.38     158.01   11       2.94  2.83   2.93  2.83     2.93   2.82  51   4.58   4.02     4.32     3.94    4.35    3.93
    8     11.91     140.56   12       2.96  2.84   2.95  2.84     2.94   2.83  52   4.67   4.09     4.38     4.00    4.42    3.99
    9     10.76     127.00   13       2.97  2.85   2.97  2.85     2.96   2.85  53   4.75   4.16     4.44     4.06    4.50    4.05
   10      9.84     116.18   14       2.99  2.87   2.98  2.86     2.98   2.86  54   4.85   4.24     4.50     4.12    4.58    4.11

   11      9.09     107.34   15       3.01  2.88   3.00  2.88     2.99   2.87  55   4.94   4.32     4.56     4.18    4.66    4.18
   12      8.47      99.98   16       3.03  2.89   3.02  2.89     3.01   2.89  56   5.04   4.40     4.62     4.24    4.74    4.25
   13      7.94      93.78   17       3.05  2.91   3.04  2.91     3.03   2.90  57   5.15   4.49     4.68     4.31    4.83    4.33
   14      7.49      88.47   18       3.07  2.92   3.06  2.92     3.05   2.91  58   5.26   4.58     4.74     4.38    4.93    4.41
   15      7.11      83.89   19       3.09  2.94   3.08  2.94     3.07   2.93  59   5.37   4.68     4.81     4.45    5.03    4.49

   16      6.77      79.89   20       3.11  2.96   3.10  2.95     3.09   2.95  60   5.49   4.78     4.86     4.52    5.13    4.58
   17      6.47      76.37   21       3.13  2.97   3.12  2.97     3.11   2.96  61   5.62   4.89     4.92     4.59    5.24    4.67
   18      6.20      73.25   22       3.16  2.99   3.15  2.99     3.13   2.98  62   5.75   5.00     4.98     4.66    5.35    4.77
   19      5.97      70.47   23       3.18  3.01   3.17  3.00     3.16   3.00  63   5.88   5.12     5.04     4.73    5.48    4.88
   20      5.76      67.98   24       3.21  3.03   3.19  3.02     3.18   3.01  64   6.03   5.25     5.09     4.80    5.60    4.99

   21      5.57      65.74   25       3.23  3.05   3.22  3.04     3.21   3.03  65   6.17   5.39     5.14     4.88    5.74    5.10
   22      5.40      63.70   26       3.26  3.07   3.25  3.06     3.23   3.05  66   6.32   5.53     5.19     4.95    5.88    5.22
   23      5.24      61.85   27       3.29  3.09   3.28  3.08     3.26   3.07  67   6.48   5.68     5.24     5.01    6.03    5.35
   24      5.10      60.17   28       3.32  3.11   3.30  3.11     3.29   3.09  68   6.64   5.83     5.28     5.08    6.18    5.49
   25      4.97      58.62   29       3.36  3.14   3.34  3.13     3.32   3.12  69   6.80   6.00     5.32     5.14    6.35    5.64

   26      4.84      57.20   30       3.39  3.16   3.37  3.15     3.35   3.14  70   6.97   6.17     5.35     5.20    6.53    5.79
   27      4.73      55.90   31       3.42  3.19   3.40  3.18     3.38   3.16  71   7.15   6.34     5.38     5.26    6.71    5.96
   28      4.63      54.69   32       3.46  3.21   3.43  3.20     3.41   3.19  72   7.32   6.53     5.41     5.30    6.91    6.13
   29      4.54      53.57   33       3.50  3.24   3.47  3.23     3.44   3.21  73   7.50   6.72     5.43     5.35    7.12    6.32
   30      4.45      52.53   34       3.54  3.27   3.50  3.26     3.48   3.24  74   7.67   6.92     5.45     5.38    7.34    6.52
----------------------------
                             35       3.58  3.30   3.54  3.28     3.52   3.27  75   7.85   7.12     5.47     5.42    7.58    6.73
Quarterly instalments        36       3.63  3.33   3.58  3.31     3.55   3.30  76   8.02   7.32     5.48     5.44    7.82    6.96
are 25.32% of the            37       3.67  3.37   3.62  3.35     3.59   3.33  77   8.19   7.53     5.49     5.46    8.09    7.21
annual  instalments.         38       3.72  3.40   3.66  3.38     3.64   3.36  78   8.36   7.75     5.50     5.48    8.38    7.47
                             39       3.77  3.44   3.71  3.41     3.68   3.39  79   8.52   7.96     5.50     5.49    8.67    7.75

Semi-annual                  40       3.83  3.47   3.75  3.45     3.72   3.43  80   8.67   8.16     5.51     5.50    9.00    8.05
instalments are              41       3.88  3.51   3.80  3.48     3.77   3.46  81   8.81   8.36     5.51     5.51    9.34    8.39
50.43% of the annual         42       3.94  3.55   3.84  3.52     3.82   3.50  82   8.94   8.55     5.51     5.51    9.70    8.73
instalments.                 43       4.00  3.60   3.89  3.56     3.87   3.54  83   9.06   8.73     5.51     5.51   10.10    9.12
                             44       4.06  3.64   3.94  3.60     3.92   3.58  84   9.16   8.90     5.51     5.51   10.52    9.53
                                                                          85 & over 9.26   9.05     5.51     5.51   10.96    9.97


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                               OPTION 5 -- JOINT AND SURVIVOR, 10 YEARS CERTAIN (Minimum Monthly Instalment)
------------------------------------------------------------------------------------------------------------------------------------
                                                             Female Age
  Male -----------------------------------------------------------------------------------------------------------------------------
  Age  45      50     55     56     57    58    59    60    61     62    63      64     65    66     67    68    69     70     75
------------------------------------------------------------------------------------------------------------------------------------
  45  $3.47   $3.60  $3.72  $3.75  $3.77 $3.79 $3.81 $3.84 $3.86  $3.88 $3.90   $3.91  $3.93 $3.95  $3.97 $3.98 $4.00  $4.01  $4.06

  50   3.53    3.70   3.86   3.90   3.93  3.96  4.00  4.03  4.06   4.09  4.12    4.15   4.17  4.20   4.23  4.25  4.27   4.29   4.39

  55   3.58    3.78   3.99   4.04   4.08  4.12  4.17  4.21  4.26   4.30  4.34    4.38   4.43  4.47   4.50  4.54  4.58   4.61   4.76
  56   3.59    3.79   4.01   4.06   4.11  4.15  4.20  4.25  4.29   4.34  4.39    4.43   4.48  4.52   4.56  4.60  4.64   4.68   4.84
  57   3.60    3.80   4.04   4.08   4.13  4.18  4.23  4.28  4.33   4.38  4.43    4.48   4.53  4.57   4.62  4.66  4.70   4.75   4.92
  58   3.60    3.82   4.06   4.11   4.16  4.21  4.26  4.32  4.37   4.42  4.47    4.53   4.58  4.63   4.68  4.72  4.77   4.81   5.01
  59   3.61    3.83   4.08   4.13   4.18  4.24  4.29  4.35  4.40   4.46  4.52    4.57   4.63  4.68   4.73  4.78  4.83   4.88   5.09

  60   3.62    3.84   4.10   4.15   4.21  4.26  4.32  4.38  4.44   4.50  4.56    4.62   4.67  4.73   4.79  4.84  4.90   4.95   5.18
  61   3.62    3.85   4.11   4.17   4.23  4.29  4.35  4.41  4.47   4.54  4.60    4.66   4.72  4.78   4.85  4.91  4.96   5.02   5.27
  62   3.63    3.86   4.13   4.19   4.25  4.31  4.38  4.44  4.51   4.57  4.64    4.70   4.77  4.84   4.90  4.97  5.03   5.09   5.37
  63   3.64    3.87   4.15   4.21   4.27  4.34  4.40  4.47  4.54   4.61  4.68    4.75   4.82  4.89   4.96  5.02  5.09   5.16   5.46
  64   3.64    3.88   4.16   4.23   4.29  4.36  4.43  4.50  4.57   4.64  4.71    4.79   4.86  4.93   5.01  5.08  5.16   5.23   5.55

  65   3.65    3.89   4.18   4.24   4.31  4.38  4.45  4.52  4.60   4.67  4.75    4.83   4.90  4.98   5.06  5.14  5.22   5.29   5.65
  66   3.65    3.89   4.19   4.26   4.33  4.40  4.47  4.55  4.62   4.70  4.78    4.86   4.95  5.03   5.11  5.20  5.28   5.36   5.75
  67   3.65    3.90   4.20   4.27   4.34  4.42  4.49  4.57  4.65   4.73  4.81    4.90   4.99  5.07   5.16  5.25  5.34   5.43   5.84
  68   3.66    3.91   4.22   4.29   4.36  4.43  4.51  4.59  4.67   4.76  4.84    4.93   5.02  5.12   5.21  5.30  5.40   5.49   5.94
  69   3.66    3.91   4.23   4.30   4.37  4.45  4.53  4.61  4.70   4.78  4.87    4.97   5.06  5.16   5.25  5.35  5.45   5.55   6.03

  70   3.66    3.92   4.24   4.31   4.38  4.46  4.54  4.63  4.72   4.81  4.90    5.00   5.09  5.19   5.30  5.40  5.50   5.61   6.12

  75   3.68    3.94   4.28   4.35   4.43  4.52  4.61  4.70  4.80   4.90  5.01    5.12   5.23  5.35   5.47  5.60  5.73   5.86   6.54
------------------------------------------------------------------------------------------------------------------------------------

                                  -----------
No. 79-02                         Page Eleven

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           VARIABLE LIFE INSURANCE POLICY


          EQUITABLE VARIABLE LIFE INSURANCE COMPANY (EVLICO)

          WHOLE LIFE -- INCREASING FACE AMOUNT. Variable Insurance Payable In Event of Death. Guaranteed Minimum Death Benefit If Premiums Duly Paid. Face Amount Increases Annually to 150% of Initial Face Amount. Fixed Premiums Payable For Life. Non-Participating. Investment Experience Reflected in Benefits.






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No. 79-02